EPOCH ANNOUNCES INCREASE IN QUARTERLY DIVIDEND AND ADDITIONAL SHARE REPURCHASE AUTHORIZATION

NEW YORK — (BUSINESS WIRE) — October 5, 2011 — Epoch Holding Corporation (“Epoch” or the “Company”) (Nasdaq: EPHC), a leading investment manager and investment adviser, today announced that its Board of Directors has approved an increase in the quarterly dividend from $0.06 to $0.08 per share.

The dividend is payable on November 11, 2011 to shareholders of record as of October 28, 2011.

Further, the Company announced that its Board of Directors has authorized the Company to repurchase up to an additional 350,000 shares of its outstanding common stock.  These shares are in addition to the approximately 150,000 shares remaining as of October 4, 2011, under prior authorization.

Subject to applicable law, the shares may be purchased from time to time in the open market and/or in privately negotiated transactions. Such purchases will be at times and in amounts as the Company deems appropriate, based on factors such as prevailing market conditions, legal requirements and other business considerations. The plan does not obligate the Company to purchase any particular number of shares, and may be suspended or discontinued at any time.

As of October 4, 2011, Epoch Holding Corporation had approximately 23.3 million shares of common stock outstanding.

“These actions are indicative of the Board’s continued confidence in the growth of the Company,” stated William W. Priest, Chief Executive Officer of the Company. “Our financial position and liquidity allow us to return value to shareholders through dividends and share repurchases, while continuing to invest in growth initiatives.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's investment strategies include U.S. Equity (All Cap, Large Cap, SMID Cap and Small Cap Value; Choice), Global Equity (Shareholder Yield, Choice, Absolute Return and Small Cap) and International Small Cap.

For more information about Epoch contact Clive Gershon at Epoch Investment Partners, Inc. 212-991-5404, cgershon@eipny.com  or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2011. Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.